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                                                                    EXHIBIT 99.2
Friday October 3 8:03 AM EDT

Company Press Release

Semtech Corp. Completes Acquisition of Edge Semiconductor

NEWBURY PARK, Calif.--(BUSINESS WIRE)--Oct. 3, 1997--Semtech
Corp. (Nasdaq/NMS:SMTC), a leading manufacturer of analog and mixed signal semiconductors, Friday announced that it has completed its previously reported acquisition of Edge Semiconductor Inc.

Edge Semiconductor, based in San Diego, is a leading provider of proprietary analog and mixed signal chips to the automated test equipment (ATE) market, producing chips used by 15 of the world's 20 largest ATE manufacturers.

Semtech issued 750,000 shares of its common stock in the tax-free pooling-of-interests transaction. As previously reported, Edge Semiconductor's operating results are expected to be immediately accretive to Semtech's earnings.

The company said that it expects to take a one-time charge for transaction- and acquisition-related costs of approximately $1.2 million, or $800,000, on an after-tax basis, in the third quarter.

"With the acquisition of Edge Semiconductor, we have the opportunity to increase our growth rate. Edge's revenues for Semtech's fiscal year 1998 are on track to exceed $12.0 million, which is nearly double their previous year's revenues," stated John D. Poe, president and chief executive officer of Semtech. "We expect Edge's business to be one of our fastest-growing segments."

Wylie Plummer, president and chief executive officer of Edge Semiconductor, commented: "Customer response to the acquisition has been extremely positive. Edge will remain dedicated to the ATE market and operate independently to focus on our customers' needs. Semtech's capital, manufacturing resources and broad base of products provide a strong platform for continued growth. It is a 'win-win' for our customers, employees and the shareholders of both companies."

Semtech is a leading supplier of analog and mixed signal integrated circuits, discrete components and power modules. The company designs, manufactures and markets its semiconductors through its worldwide infrastructure of manufacturing, sales and distribution capabilities.

End-market applications for products include communications, video, industrial, automated test equipment, consumer and computer and computer-peripheral devices.

Safe-harbor statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements and projections in this news release involve risk and uncertainty. Important factors, including overall economic conditions, demand for automated test equipment and other electronic products, demand for the company's products in particular, competitors' actions and other risk factors described in the company's Form 10-K for the year ended Jan. 26, 1997, as filed with the Securities and Exchange Commission, could cause actual results to differ materially from forecasts.
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